Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 28, 2003, relating to the consolidated financial statements of NRG Energy, Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002. The financial statements appear in the Annual Report on Form 10-K of NRG Energy, Inc. for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
October 8, 2003